UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2025

Phillips Edison & Company, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-40594	27-1106076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive Cincinnati, Ohio	45249
(Address of principal executive offices)	(Zip Code)

(513) 554-1110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	PECO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

On January 9, 2025, Phillips Edison & Company, Inc. (the “Company”), Phillips Edison Grocery Center Operating Partnership I, L.P. (the “Operating Partnership”), PNC Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto entered into a second amendment (the “Second Amendment”), which amends the credit agreement, dated as of July 2, 2021 (as amended by the first amendment, dated as of May 20, 2022, and by the Second Amendment, the “Amended Credit Agreement”), by and among the Company, the Operating Partnership, the other guarantors from time to time party thereto, the lenders from time to time party thereto and the Administrative Agent. The Second Amendment increases the aggregate principal amount of the revolving facility under the Amended Credit Agreement (the “Revolving Credit Facility”) to $1,000,000,000 and extends the maturity date of the Revolving Credit Facility to January 9, 2029, subject to two consecutive six-month extensions. The principal amount and maturity date of the remaining term loan under the Amended Credit Agreement (the “Term Loan Facility”) are unchanged. Under the terms of the Amended Credit Agreement, the Operating Partnership may, from time to time, subject to certain limitations and conditions, request an increase in the revolving credit commitments or any existing term loan and/or a new term loan.

The Revolving Credit Facility has a current interest rate of, at the Company’s option, Term SOFR or Daily Simple SOFR (subject to a 10 basis point credit spread adjustment and a 0% floor), plus a margin ranging from 0.725% to 1.400% based on the Company’s credit rating, leverage ratio and sustainability metrics at such time. The Operating Partnership also pays a facility fee on the Revolving Credit Facility, ranging from 0.125% to 0.300% based on the Company’s credit rating at such time. The Second Amendment modifies the sustainability pricing adjustment provisions applicable to the Revolving Credit Facility, with the current sustainability adjustment ceasing to apply to the Revolving Credit Facility on April 1, 2025. The existing interest rate for the Term Loan Facility is not affected by the Second Amendment. The Amended Credit Agreement requires periodic payments of accrued unpaid interest only, with principal due at maturity of the loans, and permits the Operating Partnership to prepay outstanding revolving loans and term loans thereunder at any time. Events of Default under the Amended Credit Agreement include, without limitation, customary payment defaults, defaults on breach of covenants and certain bankruptcy events. The Amended Credit Agreement also requires adherence to financial covenants, including: (i) a maximum leverage ratio, (ii) a maximum secured leverage ratio, (iii) a minimum fixed charge coverage ratio, (iv) minimum tangible net worth, (v) a maximum ratio of unsecured indebtedness to unencumbered asset value and (vi) a minimum ratio of unencumbered property net operating income to interest expense on unsecured debt.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Second Amendment to Credit Agreement among Phillips Edison Grocery Center Operating Partnership I, L.P., Phillips Edison & Company, Inc., the lenders party thereto and PNC Bank, National Association, as administrative agent, dated January 9, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON & COMPANY, INC.

Dated: January 10, 2025	By:	/s/ John P. Caulfield
John P. Caulfield
Chief Financial Officer, Executive Vice President and Treasurer